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                                                                   Exhibit 10.14


                          MEDICAL GRAPHICS CORPORATION
                             STOCK OPTION AGREEMENT

         THIS AGREEMENT, made as of the 9th day of January, 1999 by and between MEDICAL GRAPHICS CORPORATION, a Minnesota corporation (the "Company"), and Mark
W. Sheffert (the "Optionee");


                              W I T N E S S E T H:

         WHEREAS, the Optionee on the date hereof is a non-employee director of the Company or a Subsidiary of the Company; and

         WHEREAS, the Company's Board of Directors believes it is appropriate to grant Mr. Sheffert additional compensation in light of all the work he has done for the Company in his capacity as Chairman, in particular, Mr. Sheffert's efforts as Chairman in raising (i) $1.5 million in financing in March and April 1997; (ii) $3.0 million in financing in November 1997 and January and February 1998 and (iii) $550,000 in September 1998.

         WHEREAS, the Company's Board of Directors has adopted a stock option plan providing for the grant of non-qualified stock options known as the "Medical Graphics Corporation 1994 Non-Employee Director Compensation Plan" (hereinafter referred to as the "Plan"); and

         WHEREAS, as of the date hereof, the Company's Board of Directors (or, if so appointed and empowered by the Board, the Board's Stock Option Committee) authorized the grant of this non-qualified stock option to the Optionee, including the immediate vesting provisions of Section 4.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Optionee hereby agree as follows:

         1. GRANT OF OPTION. The Company hereby grants to the Optionee, as of the date of this Agreement, the option to purchase 150,000 shares of Common Stock of the Company (the "Option Stock") subject to the terms and conditions herein contained, and subject only to adjustment in such number of shares as provided in Section 12 of the Plan.


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         2. OPTION PRICE. During the term of this option, the purchase price for the shares of Option Stock granted herein is $1.25 per share, subject only to adjustment of such price as provided in Section 12 of the Plan.

         3. TERM OF OPTION. The term of this Option shall be for a period of five (5) years from January 9, 1999 (the "Option Date").

         4. EXERCISE OF OPTION. This Option shall be exercisable in full as of the date of this grant.

         5. PERSONAL EXERCISE BY OPTIONEE. This option shall, during the lifetime of the Optionee, be exercisable only by said Optionee and shall not be transferable by the Optionee, in whole or in part, other than by will or by the laws of descent and distribution.

         6. MANNER OF EXERCISE OF OPTION. This option is to be exercised by the Optionee (or by the Optionee's successor or successors) by giving written notice to the Company of an election to exercise such option. Such notice shall specify the number of shares to be purchased hereunder and shall specify a date (not more than 30 calendar days and not less than 10 calendar days from the date of delivery of the notice to the Company on which the Optionee shall deliver payment of the full purchase price for the shares being purchased and the Company shall deliver certificates to the Optionee representing the shares so purchased. Such notice shall be delivered to the Company at its principal place of business. An option shall be considered exercised at the time the Company receives such notice. Upon receipt of such notice and subject to the provision of Paragraph 9 below, the Company shall, on the date specified in such notice and against payment by the Optionee of the required purchase price, deliver to the Optionee certificates for the shares so purchased. Payment for shares of Option Stock may be made in the form of cash, check, bank draft, or money order. All requisite original issue or transfer documentary stamp taxes shall be paid by the Company.

         7. RIGHTS AS A SHAREHOLDER. The Optionee or a transferee of this option shall have no rights as a shareholder with respect to any shares covered by this option until the date of the issuance of a stock certificate for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 12 of the Plan.

         8. STOCK OPTION PLAN. The option evidenced by this Agreement is granted pursuant to the Plan, a copy of which Plan is attached hereto or has been made available to the Optionee and is hereby made a part of this Agreement. This Agreement is subject to and in all respects limited and conditioned as provided in the Plan. The Plan governs this option and the Optionee, and in the event of any question as to the construction of this Agreement or of a conflict between


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the Plan and this Agreement or of a conflict between the Plan and this
Agreement, the Plan shall govern, except as the Plan otherwise provides.

         9. WITHHOLDING TAXES. In order to permit the Company to receive a tax deduction in connection with the exercise of this option, the Optionee agrees that as a condition to any exercise of this option, the Optionee will also pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any federal, state, local or other taxes required by law to be withheld with respect to the option's exercise.

         10. INVESTMENT PURPOSE. The Company requires as a condition to the grant and exercise of this option that any stock acquired pursuant to this option be acquired for only investment if, in the opinion of counsel for the Company, such is required or deemed advisable under securities laws or any other applicable law, regulation or rule or any government or governmental agency. In this regard, if requested by the Company, the Optionee, prior to the acquisition of any shares pursuant to this option, shall execute an investment letter to the effect that the Optionee is acquiring shares pursuant to the option for investment purposes only and not with the intention of making any distribution of such shares and will not dispose of the shares in violation of the applicable federal and state securities laws.

         11. TERMINATION OF DIRECTORSHIP. If the Optionee ceases to be a director of the Company or any Subsidiary for any reason, or because of the sale, merger, consolidation or liquidation of the Company (which is covered by the provisions of Section 12 of the Plan), this option shall nevertheless terminate on the option's originally stated expiration date.

         12. RECAPITALIZATIONS, SALES, MERGERS, EXCHANGES, CONSOLIDATIONS, LIQUIDATION. In the event of a stock dividend or stock split, the number of shares of Option Stock and option exercise price shall be adjusted as provided in Section 12 of the Plan. Similarly, in the event of a sale, merger, exchange, consolidation or liquidation of the Company, this option shall be adjusted as provided in Section 12 of the Plan.

         13. SCOPE OF AGREEMENT. This Agreement shall bind and inure to the benefit of the Company and its successors and assigns and the Optionee and any successor or successors of the Optionee permitted by Paragraph 5 above.

         IN WITNESS WHEREOF, the Company and the Optionee have executed this Agreement in the manner appropriate to each, as of the day and year first above written.


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                                         MEDICAL GRAPHICS CORPORATION


                                         /s/ Richard E. Jahnke
                                         --------------------------------------
                                             Its President and Director


                                          Mark W. Sheffert


                                         /s/ Mark W. Sheffert
                                         --------------------------------------
                                             Optionee


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